Exhibit 10.2
PERFORMANCE-BASED RSU AWARD NOTICE
[20__]

This Performance-Based RSU Award Notice (this “Award Notice”), dated as of  the date of grant as reflected in your [third party administrator] account (the “Grant Date”), sets forth the terms and conditions of an award (the “Award”) of performance-based restricted stock units (“RSUs”) that is subject to the terms and conditions specified herein and that is granted to you by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), under the United Airlines Holdings, Inc. 2021 Incentive Compensation Plan (as amended from time to time, the “Plan”) with respect to the performance period specified on Exhibit A (the “Performance Period”).

SECTION 1. The Plan; Number of RSUs; Performance Criteria and Performance Goals; CARES Act.

(a)    The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated into this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern except to the extent that (i) any term herein is required to comply with the CARES Act (as defined below) or (ii) any term in the Plan is required to be modified to comply with the CARES Act.

(b)    Number of RSUs; Performance Criteria and Performance Goals. The RSUs subject to this Award are granted at the stretch level as required by the terms of the Plan. The number of RSUs will be reflected in your [third party administrator] account as of the Grant Date at the target level (the “Target RSUs”). The total number of RSUs granted at the stretch level is calculated as the Target RSUs multiplied by [___]. The RSUs will vest in accordance with the Performance Criteria and Performance Goals established by the Committee for the Performance Period.

[(c)    CARES Act. The Company, United Airlines, Inc. (“United”), and United employees have benefited from U.S. government support provided by the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and subsequent payroll support and loan programs. Under the CARES Act, United and certain employees are subject to restrictions, including compensation limits applicable to employees whose 2019 total compensation exceeded $425,000. Additional compensation limits apply to employees with 2019 total compensation in excess of $3 million, and compensation limits also apply to employees with compensation over the specified limits during subsequent reference time periods. The Company and United have designed employee compensation programs to comply with the requirements of the CARES Act and the related payroll support and loan programs. Notwithstanding the foregoing, if this Award is deemed to violate requirements of the CARES Act and the related payroll support and loan programs, this Award shall be void to the extent necessary to comply with such requirements.]1

SECTION 2. Vesting and Settlement.

(a)     Vesting. Subject to the terms and conditions of this Award Notice and the provisions of the Plan, your RSUs shall vest on the last day of the Performance Period (except as set forth on Exhibit A or as otherwise determined by the Committee in its sole discretion) in accordance with achievement of the Performance Criteria and related Performance Goals as established by the Committee, provided that you must be actively employed by the Company or an Affiliate on the last day of the Performance Period, except as set forth on Exhibit A or as otherwise determined by the Committee in its sole discretion. In the event that the performance-
1 Paragraph (c) will be deleted from award notices once the Company is no longer subject to the CARES Act.

based vesting criteria results in a fractional share, the fractional share will be rounded up to the next whole share.

(b)     Settlement of RSUs. The RSUs granted to you pursuant to this Award will be settled in Shares. The Company shall deliver to you, within 60 days following the end of the Performance Period or such earlier date as required by Exhibit A, one Share for each RSU that becomes vested in accordance with the terms of this Award Notice and Exhibit A. Upon settlement, a number of RSUs equal to the number of Shares represented thereby shall be extinguished and such number of RSUs will no longer be considered to be held by you for any purpose.

SECTION 3. Forfeiture of RSUs. Unless the Committee determines otherwise, and except as otherwise provided in Exhibit A, if the vesting of the RSUs awarded to you pursuant to this Award Notice has not occurred prior to the date of your Termination of Employment, your rights with respect to such RSUs shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 4. Voting Rights; Dividend Equivalents. You do not have any of the rights of a stockholder with respect to the RSUs granted to you pursuant to this Award Notice until Shares with respect to such RSUs are delivered to you upon settlement in accordance with Section 2. Further, you do not have the right to vote or to receive any dividends or any dividend equivalents relating to such dividends declared or paid on the Shares with respect to the RSUs granted to you pursuant to this Award until Shares with respect to such RSUs are delivered to you upon settlement in accordance with Section 2.

SECTION 5. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, prior to the date that they become vested, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 6. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Notice by and among, as applicable, the Company, its Affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company (and/or your local employer, if applicable) holds certain personal information about you, which information may include, but is not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, resume, wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract details, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all shares (if any) granted, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any proceeds acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Human Resources. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Human Resources.

SECTION 7. Tax Withholding and Consents.

(a)     Tax Withholding. The delivery of Shares pursuant to Section 2(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan. The Company will withhold from the number of Shares otherwise deliverable to you pursuant to Section 2(b) a number of Shares (or, to the extent applicable, such other securities) having a Fair Market Value equal to such withholding liability; provided that you may elect alternatively to satisfy your tax withholding obligation, in whole or in part, by any of the following means: (i) a cash payment to the Company or (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value equal to such withholding liability. Notwithstanding the foregoing, the Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes. Subject to the terms of the Plan and as a condition of the Award, you acknowledge that, regardless of any action taken by the Company, or if different, your employer, the ultimate liability for all applicable Federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company, or if different, your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant, vesting or settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)     Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Pursuant to Section 3(e) of the Plan, the Committee may delegate to one or more senior officers of the Company the authority to make grants of Awards and all necessary and appropriate decisions and determinations with respect thereto. The Committee, and any officer to whom the Committee has delegated authority pursuant to the Plan, shall have full and plenary discretion with respect to any actions to be taken or determinations to be made pursuant to the Plan and this Award Notice, and any such determinations shall be final, binding and conclusive. Any references in this Award Notice to the Committee shall be deemed to include any officer to whom the Committee has delegated authority pursuant to the Plan.

SECTION 10. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan relating to Section 409A of the Code, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the RSUs shall be subject to the provisions of Section 7(c) of the Plan relating to the adjustment of Awards upon the occurrence of certain unusual, infrequently occurring or nonrecurring events).

SECTION 11. Priority of Interpretation. To the extent permitted by the Plan, in the event of any conflict between the terms of this Award Notice and the terms of any plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to you, the terms of such plan, program, agreement or arrangement shall govern.

SECTION 12. Miscellaneous.

(a)     Continuation of Employment; Not a Contract of Employment; No Acquired Rights. This Award Notice shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Notice interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an Affiliate or Subsidiary or as prohibited by law.

(b)     Not a Part of Salary. In accepting the grant of an Award under the Plan, you acknowledge that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Notice; (ii) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) the RSUs and any Shares received upon vesting of the RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the grant of RSUs is provided for future services to the Company and its Affiliates and is not under any circumstances to be considered compensation for past services; (vii) in the event that you are an employee of the Company, Affiliate or Subsidiary, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (viii) the future value of the Shares is unknown and cannot be predicted with certainty; (ix) no claim or entitlement to compensation or damages arises from forfeiture or termination of the RSUs or diminution in value of the RSUs and you irrevocably release the Company, its Affiliates and its Subsidiaries from any such claim that may arise; and (x) in the event of the termination of your employment, your right to receive RSUs and vest in RSUs and/or receive Shares under the Plan, if any, will terminate in accordance with the terms of the Plan and this

Award Notice and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the RSUs after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

(c)     Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

(d)     Foreign Indemnity. You agree to indemnify the Company for your portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or settlement of this Award.

(e)     Not a Public Offering in Non-U.S. Jurisdictions. If you are resident or employed outside of the United States, neither the grant of the RSUs under the Plan nor the issuance of Shares upon vesting of the RSUs is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

(f)     English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If you have received the Award Notice, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(g)     Section 409A. This Award is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Award Notice are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) ), and for such purposes, each payment under this Award Agreement shall be considered a separate payment. In the event the terms of this Award Notice would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Award Notice to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Award Notice. To the extent any amounts under this Award Notice are payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Award Notice, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (A) each such payment which is conditioned upon your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if you are a specified employee (within the meaning of Section 409A of the Code) as of the date of your separation from service, each such payment that is payable upon your separation from service and would have been paid prior to the six-month anniversary of your separation from service, shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of your death.

(h) Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of RSUs, you agree to repatriate all payments attributable to the cash acquired under the Plan, if any, in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Affiliates and Subsidiaries, as may be required to allow the Company and the Company’s Affiliates and Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

(i)     Requirements of Law. The grant of RSUs under the Plan, and the issuance of Shares upon the vesting of the RSUs shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(j)     Governing Law. All questions concerning the construction, validity and interpretation of this Award Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.

(k)     Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(l)     Additional Information. If you have any questions regarding this Award Notice, please contact [CONTACT INFORMATION], or your HR Partner. If you wish to obtain a copy of the Plan or a list of names and addresses of any potential recipients of the Data please contact [CONTACT INFORMATION].

EXHIBIT A
Performance Criteria and Performance Goals

1.    Performance Period. Performance under the Award will be measured over the period [January 1, 20__ through December 31, 20___] (the “Performance Period”).

2.     Performance Criteria and Performance Goals. The Award shall be divided into ____________ tranches, with ____________ (___) of the Target RSUs eligible to vest based on the Company’s performance over [designated portions of the][the entire] Performance Period established by the Committee (the “Measurement Period”), with the Performance Criteria, Performance Goals and Vested Percentages for such Measurement Period to be separately provided to you. The Measurement Period may coincide with a fiscal year or such longer or shorter period as determined by the Committee. To the extent that the Performance Goals for the Measurement Period are not achieved, then the portion of the Award allocated to such Measurement Period shall be forfeited.

3.       Achievement of Performance. If the Performance Criteria for the applicable Measurement Period reaches a performance level that equals or exceeds the Entry Level established by the Committee for such Measurement Period and you have remained continuously employed by the Company or a Subsidiary through the end of the Performance Period, then the total number of RSUs that will vest with respect to the such Measurement Period will be an amount equal to (i) _____________ (__) of the Target RSUs multiplied by (ii) your Vested Percentage established for such Measurement Period. Following the conclusion of the Performance Period, the number of RSUs that vest with respect to each Measurement Period shall be aggregated and distributed to you in accordance with Section 2(b) of the Award Notice.

4.    Termination due to Death or Disability. In the event your employment terminates by reason of death or termination by the Company due to Disability during the Performance Period, then you or your estate (as the case may be) shall vest in the Target RSUs on a pro-rated basis, calculated based on a fraction, the numerator of which is the number of days during the Performance Period and ending on the date of your termination of employment due to death or termination by the Company due to Disability, and the denominator of which is [the total number of days in the Performance Period]. The pro-rated Target RSUs shall be distributed to you or your estate (as the case may be) within 60 days following such termination due to death or Disability.

5.     Vesting upon a Change of Control. If a Change of Control occurs and you are employed by the Company or a subsidiary on the day immediately preceding the Change of Control, then the Award shall be deemed to have achieved the Target Level of performance. The Target RSUs shall vest on the last day of the Performance Period and shall be distributed to you or your estate (as the case may be) within 60 days following the end of the Performance Period, subject to your continued employment through the end of the Performance Period unless (i) you are terminated under circumstances entitling you to severance under the terms of the severance policy applicable to you on the Grant Date or (ii) if no such severance policy is applicable to you, you are involuntarily terminated by the Company without cause as determined by the Committee.
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